Exhibit 10.13

1ST CONSTITUTION BANCORP

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT dated and entered into effective as of the 1st day of April, 2004, by and between 1ST Constitution Bancorp., a New Jersey corporation (together with any successor, the “Company”), and Joseph M. Reardon residing at the address set forth below his or her signature, (the “Employee”).

WITNESSETH:

WHEREAS, should the Company receive a proposal from, or engage in discussions with, a third person, whether solicited by the Company or unsolicited, concerning a possible business combination with or the acquisition of a substantial portion of voting securities of either party, the Board of Directors of the Company (the “Board”) has deemed it imperative that it and the Company be able to rely on the Employee to continue to serve in his or her position, and that the Board and the Company be able to receive and rely upon his or her advice, if they request it, as to the best interests of the Company and its shareholders, without concern that the Employee might be distracted by the personal uncertainties and risks that such a proposal or discussions might otherwise create; and

WHEREAS, the Company desires to enhance employee morale and its ability to retain existing management; and

WHEREAS, the Company desires to reward the Employee for his or her valuable, dedicated service to the Company should his or her service be terminated under circumstances hereinafter described; and

WHEREAS, the Employee is presently a key employee with whom the Company has been authorized by the Board to enter into this Agreement;

NOW, THEREFORE, to assure the Company of the Employee’s continued dedication and the availability of his or her advice and counsel in the event of any such proposal, to induce the Employee to remain in the employ of the Company, and to reward the Employee for his or her valuable, dedicated service to the Company should his or her service be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy whereof each party acknowledges, the Company and the Employee agree as follows:

1. OPERATION, EFFECTIVE DATE, AND TERM OF AGREEMENT

(a) This Agreement shall commence on the date hereof and continue in effect until eighteen months after a Change of Control shall occur.

(b) This Agreement is effective and binding on both parties as of the date hereof. Notwithstanding its present effectiveness, the provisions of paragraphs 3 and 4 of this Agreement shall become operative only when, as and if there has been a “Change in Control”. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (X) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a person engaging in a transaction of the type described in clause (Z) of this subsection but which does not constitute a change in control under such clause, is or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (Y) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (X) or (Z) of this Subsection) whose election by the Board or nomination for election by the Company shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (“Continuing Members”), cease for any reason to constitute a majority thereof; or (Z) the shareholders of the Company approve or, if no shareholder approval is required or obtained, the Company or a subsidiary of the Company completes a merger, consolidation or similar transaction of the Company or such a subsidiary with or into any other corporation, or a binding share exchange involving the Company’s securities, other than any such transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

2. EMPLOYMENT OF THE EMPLOYEE

Nothing herein shall affect any right which the Employee or the Company may otherwise have to terminate the Employee’s employment by the Company at any time in any lawful manner, subject always to the Company’s providing to the Employee the payments and benefits specified in paragraphs 3 and 4 of this Agreement to the extent hereinbelow provided.

In the event any person commences a tender or exchange offer, circulates a proxy statement to the Company’s shareholders or takes other steps designed to effect a Change in Control as defined in paragraph 1 of this Agreement, the Employee agrees that he or she will not voluntarily leave the employ of the Company, and will continue to perform his or her regular duties and to render the services specified in the recitals of this Agreement, until such person has abandoned or terminated its efforts to effect a Change in Control or until a Change in Control has occurred. Should the Employee voluntarily terminate his or her employment before any such effort to effect a Change in Control has commenced, or after any such effort has been abandoned or terminated without effecting a Change in Control and no such effort is then in process, this Agreement shall lapse and be of no further force or effect.

3. TERMINATION FOLLOWING CHANGE IN CONTROL

(a) If any of the events described in paragraph 1 hereof constituting a Change in Control shall have occurred, the Employee shall be entitled to the benefits provided in paragraph 4 hereof upon the subsequent termination of his or her employment within the applicable period set forth in paragraph 4 hereof following such Change in Control unless such termination is (i) due to the Employee’s death or Retirement; or (ii) by the Company by reason of the Employee’s Disability or for Cause; or (iii) by the Employee other than for Good Reason.

(b) If following a Change in Control, the Employee’s employment is terminated by reason of his or her death or Disability, the Employee shall be entitled to death or long-term disability benefits, as the case may be, from the Company no less favorable than those benefits to which he or she would have been entitled had the death or termination for Disability occurred during the six-month period prior to the Change in Control. If prior to any such termination for Disability, the Employee fails to perform his or her duties as a result of incapacity due to physical or mental illness, he or she shall continue to receive his or her Base Salary less any benefits as may be available to hereunder the Company’s disability plans until his or her employment is terminated for Disability.

(c) If the Employee’s employment shall be terminated by the Company for Cause or by the Employee other than for Good Reason, the Company shall pay to the Employee his or her full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Employee under this Agreement.

(d) For purposes of this Agreement:

(i) “Disability” shall mean the Employee’s incapacity due to physical or mental illness such that the Employee shall have become qualified to receive benefits under the Company’s long-term disability plans or any equivalent coverage required to be provided to the Employee pursuant to any other plan or agreement, whichever is applicable.

(ii) “Retirement” shall mean that the Employee shall have reached age 65 and shall voluntarily retire under the Company’s retirement plans applicable to such Employee or any earlier actual voluntary retirement by the Employee from his or her employment with the Company.

(iii) “Cause” shall mean:

(A) the conviction of the Employee for a felony, or the willful commission by the Employee of a criminal or other act that in the judgment of the Board causes or will likely cause substantial economic damage to the Company or substantial injury to its business reputation;

(B) the commission by the Employee of an act of fraud in the performance of such Employee’s duties on behalf of the Company;

(C) the continuing willful failure of the Employee to perform the duties of such Employee to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee by the compensation committee of the Board; or

(D) the order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Employee’s employment.

For purposes of this subparagraph (d)(iii), no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interests .

(iv) “Good Reason” shall mean:

(A) The assignment by the Company to the Employee of duties, without the Employee’s express written consent, which (i) are materially different or require travel significantly more time-consuming or extensive than the Employee’s duties or business travel obligations immediately prior to the Change in Control, or (ii) result, in either a significant reduction in the Employee’s authority and responsibility as a senior corporate executive when compared to the highest level of authority and responsibility assigned to the Employee at any time during the six (6) month period prior to the Change in Control, or, (iii) without the Employee’s express written consent, the removal of the Employee from, or any failure to reappoint or reelect the Employee to, the highest title held since the date six (6) months before the Change in Control, except in connection with a termination of the Employee’s employment by the Company for Cause, or by reason of the Employee’s death, Disability or Retirement;

(B) A reduction by the Company of the Employee’s Base Salary, or the failure to grant increases in the Employee’s Base Salary on a basis at least substantially comparable to those granted to other employees of comparable title, salary and performance ratings made in good faith;

(C) The relocation of the Company’s principal executive offices to a location outside the State of New Jersey, or the Company’s requiring the Employee to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to the Change in Control, or in the event of any relocation of the

Employee with the Employee’s express written consent, the failure by the Company to pay (or reimburse the Employee for) all reasonable moving expenses by the Employee relating to a change of principal residence in connection with such relocation and to indemnify the Employee against any loss realized in the sale of the Employee’s principal residence in connection with any such change of residence, all to the effect that the Employee shall incur no loss upon such sale on an after tax basis;

(D) The failure by the Company to continue to provide the Employee with substantially the same welfare benefits (which for purposes of this Agreement shall mean benefits under all welfare plans as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), and perquisites, including participation on a comparable basis in the Company’s stock options plan and other plans in which executives of the Company of comparable title and salary participate and as were provided to the Employee immediately prior to such Change in Control, or with a package of welfare benefits and perquisites, that, though one or more of such benefits or perquisites may vary from those, including participation on a comparable basis in the Company’s stock option plan, is substantially comparable in all material respects to such welfare benefits and perquisites, including participation on a comparable basis in the Company’s stock option plan taken as a whole; or

(E) The failure of the Company to obtain the express written assumption of and agreement to perform this Agreement by any successor as contemplated in subparagraph 5(d) hereof.

(v) “Dispute” shall mean (i) in the case of termination of employment of the Employee with the Company or a Subsidiary by the Company for Disability or Cause, that the Employee challenges the existence of Disability or Cause and (ii) in the case of termination of employment of an Employee with the Company by the Employee for Good Reason, that the Company challenges the existence of Good Reason.

(vi) “Base Salary” shall mean the amount determined by multiplying the Employee’s highest semi-monthly or other periodic rate of base pay paid to the Employee during the twelve-month period immediately prior to the giving of the Notice of Termination by the number of pay periods per year. The following items are not part of base pay, as used herein: reimbursed expenses, any amount paid on account of overtime or holiday work, payment on account of insurance premiums or other contributions made to other welfare of benefit plans, any year-end or other bonuses, commissions and gifts.

(vii) “Affiliate” shall have the meaning given such term in Rule 405 under the Securities Act of 1933, as amended.

(e) Any purported termination of employment by the Company by reason of the Employee’s Disability or for Cause, or by the Employee for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice given by the Employee or the Company, as the case may be, which shall indicate the specific basis for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination of any payments under this Agreement. An Employee shall not be entitled to give a Notice of Termination that the Employee is terminating his or her employment with the Company for Good Reason more than eighteen months following the occurrence of the event alleged to constitute Good Reason.

(f) For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination, which shall not be more than ninety (90) days after such Notice of Termination is given, as such date may be modified pursuant to the following two sentences. If within thirty (30) days after any Notice of Termination is given, the party who receives such Notice of Termination notifies the other party that a Dispute (as heretofore defined) exists, the Date of Termination shall be the date on which the Dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided that the Date of Termination shall be extended by a notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such Dispute with reasonable diligence and provided further that pending the resolution of any such Dispute, the Company shall continue to pay the Employee the same Base Salary and to provide the Employee with the same or substantially comparable welfare benefits and perquisites, including participation in the Company’s stock option plan, that the Employee was paid and provided immediately prior to the Change in Control. Should a Dispute ultimately be determined in favor of the Company then all sums paid by the Company to the Employee from the date of termination specified in the Notice of Termination until final resolution of the Dispute pursuant to this paragraph shall be repaid promptly by the Employee to the Company, with interest at 70% of the prime rate charged from time to time by Citibank, N.A., New York, New York, all stock options granted to the Employee during such period shall be canceled or returned to the Company, and no service as an employee shall be credited to the Employee for such period for pension purposes. The Employee shall not be obligated to pay back the welfare benefits and perquisites for such period unless the final judgment, order or decree of a court or other body resolving the Dispute determines that the Employee acted in bad faith in giving a notice of Dispute. Should a Dispute ultimately be determined in favor of the Employee, then the Employee shall be entitled to retain all sums paid to the Employee under this subparagraph (f) pending resolution of the Dispute and shall be entitled to receive, in addition, the payments and other benefits provided for in paragraph 4 hereof to the extent not previously paid hereunder.

4. PAYMENTS UPON TERMINATION

If after a Change of Control and within eighteen months after a Change of Control shall occur, the Company shall terminate the Employee’s employment other than by reason of the Employee’s death, Disability, Retirement or for Cause or if the Employee shall terminate his or her employment for Good Reason then,

(a) the Company will pay to the Employee as compensation for services rendered, (subject to any applicable payroll or other taxes required to be withheld) commencing on the first day of the month following the month of termination, one-twelfth (1/12) of Base Salary of the Employee payable once monthly until the date which is eighteen months after the Date of Termination determined as if there were no Disputes.

(b) In the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (collectively with the payments and benefits hereunder, “Total Payments”) would not be deductible (in whole or part) as a result of section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”) by the Company, an affiliate or other person making such payment or providing such benefit, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero. At the Company’s sole discretion, such reduction may be effected by extending the date the payment would otherwise be due by not more than one year or by decreasing the amount of the payment or benefit otherwise due and payable. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Employee and acceptable to the Company’s independent auditors, is not likely to constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, (iii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of the tax counsel referred to in clause (ii), the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety are likely to constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not likely to be subject to disallowance as deductions; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(c) In the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (collectively with the payments and benefits hereunder, “Total Payments”) would not be deductible (in whole or part) as a result of Section 162(m) of the Code, or any combination of Section 162(m) and Section 280G of the Code, by the Company, an affiliate or other person making such payment or providing such benefit, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero. At the Company’s sole discretion, such reduction may be effected by extending the date the payment would otherwise be due by not more than one year or by decreasing the amount of the payment or benefit otherwise due and payable. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account, and (ii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of tax counsel selected by the Employee and acceptable to the Company’s independent auditors, the Total Payments (other than those referred to in clause (i)) in their entirety are likely to constitute performance-based compensation or remuneration payable on a commission basis within the meaning of Section 162(m)(4) of the Code, do not exceed the $1,000,000 limitation of Section 162(m)(1) of the Code, or are otherwise not likely to be subject to disallowance as deductions.

5. GENERAL

(a) The Employee shall retain in confidence any proprietary or other confidential information known to the Employee concerning the Company and its business (including the Company’s subsidiaries and their businesses) so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court.

(b) If litigation or other proceedings shall be brought to enforce or interpret any provision contained herein or in connection with any tax audit to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder, the Company shall indemnify the Employee for his or her reasonable attorney’s fees and disbursements incurred in connection therewith and pay prejudgment interest on any money judgment obtained by the Employee calculated at Citibank, N.A., New York, prime rate of interest in effect from time to time from the date that payment should have been made under the Agreement; provided that if the Employee initiated the proceedings, the Employee shall not have been found by the court or other fact finder to have acted in bad faith in initiating such litigation or other proceeding, which finding must be final without further rights of appeal.

(c) The Company’s obligation to pay the Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Employee or anyone else, except that the Company may delay any payment hereunder or will relieved of any liability for payments hereunder to the Employee, as the case may be, in the event a bank regulatory authority with jurisdiction over the Company advises the Company that it may not make payments to the Employee pursuant to this Agreement in which case the Company shall be relieved of such liability hereunder or must delay making any payments to the Employee in which case such payments will be delayed without interest or other penalty until such time as the Company is advised by the bank regulatory authority that the Company may make such payments. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Except as provided in paragraph 3(f) herein, each and every payment made hereunder by the Company shall be final and the Company will not seek to recover for any reason all or any part of such payment from the Employee or any person entitled thereto. The Employee shall not be required to mitigate the amount of any payment or other benefit provided for in this Agreement by seeking other employment or otherwise.

(d) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidated or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

As used in this Agreement “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(e) This Agreement shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or, if there be no such designee, to the Employee’s estate. The rights or obligations of the Employee hereunder shall not be assignable by the Employee, except as provided in this paragraph 5(e).

(f) Nothing in this Agreement shall be deemed to entitle the Employee to continued employment with the Company and the rights of the Company to terminate the employment of the Employee shall continue as fully as though this Agreement was not in effect.

6. NOTICE

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Joseph M. Reardon

1 Barbary Lane

Columbus, NJ 08022

If to the Company:

1st Constitution Bancorp.

2650 Route 130 North

Cranbury, NJ 08512

Attention: Robert F. Mangano

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. MISCELLANEOUS

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. However, this Agreement is in addition to, and not in lieu of, any other plan providing for payments to or benefits for the Employee or any agreement now existing, or which hereafter may be entered into, between the Company and the Employee. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey.

8. FINANCING

All amounts due and benefits provided under this Agreement shall constitute general obligations of the Company in accordance with the terms of this Agreement. The Employee shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to the Employee in accordance with the terms of this Agreement.

9. VALIDITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

JOSEPH M. REARDON
Employee Name:	Joseph M. Reardon

Employee Address:	1 Barbary Lane
Columbus, NJ 08022

1st Constitution Bancorp.

By	ROBERT MANGANO
Name:	Robert Mangano
Title:	Chief Executive Officer